Exhibit (a)(3)

                                  Inforte Corp.
          Offer to Exchange Stock Options for Cash or Restricted Stock
                     for Certain Executive Committee Members


Background & Business Logic
---------------------------

o We recognize that we have over 1 million stock options providing minimal compensation and motivation to employees. These stock options are potentially dilutive and now, due to upcoming accounting rule changes, they also will become an expense for Inforte Corp. ("Inforte" or sometimes the "Company"). The option program has not created many owners of Inforte stock and we think employee stock ownership does provide proper incentive alignment with our stockholders.

o The accounting rule changes, prescribed by the Financial Accounting Standards Board (FASB), are requiring public companies to begin expensing stock options based on the grant date "fair value" beginning July 1, 2005. Had expensing of options been mandated over the past three years, Inforte would have expensed more than $4 million each year.

o Inforte could "remove" all but a very small fraction of this expense by accelerating the vesting on all outstanding options. However, Inforte's Board of Directors, with Management, has analyzed alternatives that would provide compensation and motivating benefits to employees, and align employee interests with stockholders. The alternative presented here significantly reduces future option expense but does incur immediate cash and future non-cash compensation expense.

o In furtherance of these purposes, Inforte's Board of Directors has decided to offer employees cash or restricted stock in exchange for certain stock options.

Choices Offered
---------------

Three choices are outlined in the attached "Category Detail Listing" pdf file for your consideration. The first two alternatives offer cash in exchange for your Options (see Category A and B). The third alternative offers restricted stock in exchange for your Options (see Category C). If you do not make an election, you will continue to retain your Options and all Options will become fully vested as of March 14, 2005, or, if the Offer is extended, the first business day following the expiration date of the Offer, provided you are still employed on such date.

In addition to these three choices, please note the "Other Options" section in the attached "Category Detail Listing" pdf file. This section includes your vested options where no action is required. Unless you decide to exercise these Options prior to the planned special cash distribution record date, Inforte will issue (unrestricted) common stock approximating the change in estimated option value due to the one-time distribution.

YOU SHOULD REVIEW CAREFULLY THE OFFER TO EXCHANGE AND OTHER DOCUMENTS REFERRED TO HEREIN FOR A MORE DETAILED DESCRIPTION OF THE OFFER.

THE COMPANY IS MAKING NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO PARTICIPATE IN THE OFFER.


Questions About the Choices
---------------------------

How was the value of my Options calculated?
------------------------------------------

Each individual outstanding Option was valued using the Black-Scholes option pricing model which considers Option strike price and other inputs. The valuation input assumptions used are consistent with Inforte's historical methodology used during the past five years and assume a four-year expected option life, 51% volatility of our common stock, a 3.84% risk-free interest rate, our historic dividend yield of 0%, and a stock price of $6.49.

Cash Example:
------------

You have 500 outstanding Options with a strike price equal to $10.00. Plugging $10.00 into the option valuation model yields an option value of $2.00. The value of the option is multiplied by the number of Options ($2.00 times 500 = $1,000). The estimated value of this option grant is $1,000.

Restricted Stock Example:
------------------------

You have 500 outstanding Options with a strike price equal to $8.00 and 1.5 remaining years to vest. Plugging $8.00 into the option valuation model yields an Option value of $2.43. The value of the option is multiplied by the number of Options ($2.43 times 500 = $1,215). The value is then multiplied by a conversion factor based on the number of years to vest. If the remaining vesting years are less than one, one to two, or greater than two, then the factor is 1.2, 1.1, and 1.0, respectively. In this example, the conversion factor for 1.5 years is 1.1 for a total estimated value of the option of $1,337 ($1,215 *1.1). The number of restricted stock shares granted will equal the total option value ($1,337) divided by the closing market price of Inforte stock on the expiration date of the Offer.

Why is the value of the cash choices different from the value of the restricted
-------------------------------------------------------------------------------
stock award choice?
------------------

The values of the alternatives differ because the Board of Directors and Management recognize that the newly granted restricted stock vests over four years and while the restricted stock will participate in the one-time cash distribution and it has greater long-term motivating benefits, it will take longer for the recipient to realize its value compared to an immediate cash payout.

Which employees are offered this option buyout?
----------------------------------------------

The three alternatives with respect to the Offer described above are offered to all Inforte employees with outstanding Options who are continuously employed by Inforte during the period of the Offer, with the exception of:

o Inforte Executive Committee members other than the Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), or the Executive Vice President of Business Intelligence ("EVP-BI"). This results in six excepted Executive Committee members who are being offered, in connection with the Offer, alternatives for exchanging their Options for cash or restricted stock that vary from those otherwise offered to other qualifying employees, or who are excluded from the Offer; and

o Employees for whom, prior to the expiration of the Offer, an employment termination date has been established. Such employees will not be offered any alternatives with respect to exchanging their Options.

The CEO, CFO, and the EVP-BI are being offered the same three alternatives to exchange their Options as other qualifying Inforte employees.

Inforte Executive Committee members other than the CEO, CFO and EVP-BI are being offered alternatives to exchange their Options for cash or restricted stock, which vary from those otherwise offered to other Inforte employees, vary from individual to individual within the Executive Committee, or are excluded from the Offer. To the extent participating in the Offer, Options held by these senior-level employees, for purposes of the Offer, will be valued in the same manner applicable to other qualified employees and, except as described herein, generally will be subject to the same terms applicable in the Offer. For compensatory purposes, however, consideration offered for the exchange of such Options will be subject to limits on cash receivable in the Offer not applicable to other employees eligible for the Offer, and thus more heavily weighted to restricted stock that vests over four years. Members of the Inforte Board of Directors with outstanding Options are not included in the Offer.

What are the next steps?
-----------------------

You are encouraged to review the Offer to Exchange which accompanies this letter and, if you have questions, contact Nick Heyes, who may be contacted at 312-233-9292, or Tami Kamarauskas, who may be contacted at 312-213-2558. Your timely submission of the accompanying Election Form is critical. Once you determine which alternative you wish to choose, please complete the attached form, sign and return to the address, or fax to the number, indicated in the Election Form. After your election form is submitted and processed, you will receive the appropriate legal documents necessary to execute the transaction. If you have any administrative questions, please contact Lynn Cusack at 312-233-9290.

------------------------------------------------------------------------------------------------------------------------------------


                                                                  Exercisable as of 2/1/2005

------------------------------------------------------------------------------------------------------------------------------------
John Doe
Address
Address

                                                            Options                     Options/Date
 Grant           Expiration                    Grant       Granted or       Option      Transferred         Options        Options
 Date               Date        Plan ID        Type      Transferred to     Price           Out           Outstanding    Exercisable
------------------------------------------------------------------------------------------------------------------------------------

2/17/2000        2/17/2010     1997ICP     Incentive          1,500       $32.0000       1,500               1,500         Current
6/28/2000        6/28/2010     1997ICP     Incentive          1,000       $36.5000       1,000               1,000         Current
12/31/2000       12/31/2000    1997ICP     Incentive          2,000       $13.7500       2,000               1,500         Current
                                                                                                      500 on 3/4/2005
12/28/2001       12/31/2010    1997ICP     Incentive          1,752       $13.0300       1,752                 876         Current
                                                                                                      438 on 3/1/2005
                                                                                                      438 on 3/1/2006
6/26/2002        6/26/2012     1997ICP     Incentive          1,000        $8.9000       1,000                 500         Current
                                                                                                      250 on 8/28/2005
                                                                                                      250 on 8/28/2006
12/30/2002       12/30/2012    1997ICP     Incentive          1,500        $7.2600       1,500                 375         Current
                                                                                                      375 on 3/3/2005
                                                                                                      375 on 3/3/2006
                                                                                                      375 on 3/3/2007
Optionee Totals                                               8,752                      8,752               5,751

Inforte Corp.
Category Detail Listing as of 2/1/2005


                          Grant          Offer                     Option
Name                      Date          Options                   Per Option          Value
-------------------------------------------------------------------------------------------------
Category A                                            CASH
John Doe                12/28/01          438       $ xxx.xx       $x.xx            $   xxx.xx
John Doe                12/31/00          500         xxx.xx       $x.xx            $   xxx.xx
John Doe                12/28/01          438         xxx.xx       $x.xx            $   xxx.xx
-------------------------------------------------------------------------------------------------
Total                                   1,376       $ xxx.xx                        $ x,xxx.xx
-------------------------------------------------------------------------------------------------


Category B                            Options          CASH
John Doe                 2/17/00        1,500       $ xxx.xx       $x.xx            $   xxx.xx
John Doe                 6/28/00        1,000       $ xxx.xx       $x.xx            $   xxx.xx
John Doe                12/31/00        1,500       $ xxx.xx       $x.xx            $   xxx.xx
John Doe                12/28/01          876       $ xxx.xx       $x.xx            $   xxx.xx
-------------------------------------------------------------------------------------------------
Total                                   4,876       $x,xxx.xx                       $ x,xxx.xx
-------------------------------------------------------------------------------------------------


Category C                             Options     Restricted                                      Yrs to
                                                     Shares                                         Vest
                                                    Estimate*
John Doe                12/30/02          375         xxx.xx       $x.xx            $   xxx.xx        1
John Doe                 6/26/02          250         xxx.xx       $x.xx            $   xxx.xx        1
John Doe                12/30/02          375         xxx.xx       $x.xx            $   xxx.xx        2
John Doe                 6/26/02          250         xxx.xx       $x.xx            $   xxx.xx        2
John Doe                12/30/02          375         xxx.xx       $x.xx            $   xxx.xx        3
-------------------------------------------------------------------------------------------------
Total                                   1,625         xxx                           $ x,xxx.xx
-------------------------------------------------------------------------------------------------


Other Options                          Options       Common
 - not part of offer                                 Shares
                                                    Estimate*
John Doe                 6/26/02          500          xx.xx                        $   xxx.xx
John Doe                12/30/02          375          xx.xx                        $   xxx.xx
-------------------------------------------------------------------------------------------------
Total                                     875          xxx                          $   xxx.xx
-------------------------------------------------------------------------------------------------
* Actual number of shares will vary depending market price on date stock granted or issued